Exhibit 10.2

[***] Indicates that a confidential portion of the text of this agreement has been omitted pursuant to a request for confidential treatment which has been separately filed with the Securities and Exchange Commission.

Supply Agreement Contract

This Supply Agreement is made this 3rd day of Jan., 2006, by and between Emirates Simulation Academy, a LLC established under the laws of the United Arab Emirates and having offices at Abu Dhabi (Customer) and GSE Power Systems, Inc. established under the laws of the state of Delaware, USA and having offices at 9189 Red Branch Road, Columbia MD, USA (GSE) for the supply of the Simulators, Training Programs, and Technology Transfer Program for the Emirates Simulation Academy, LLC UAE (ESA) to be constructed in Abu Dhabi, UAE.

1. SCOPE OF SUPPLY & CONTRACT DOCUMENTS: GSE shall perform all of services and deliveries for hardware, software, firmware, technical data, and/or services ("Goods") as described herein and a part of this Contract. This Contract consists of:

a.	GSE License and technology Transfer Agreement which is made a part of this Contract as Attachment 1.
b.	These terms and conditions

2. LICENSE AGREEMENTS: As a condition precedent to GSE’s obligations to deliver GSE Software, Customer agrees that, prior to shipment, it will execute the appropriate GSE Software License Agreement and any other third party software licenses that may be required for software, documentation and firmware supplied. The License Agreement is provided as Attachment 1 hereto.

3. CHANGE ORDERS: The prices for any extras or changes to the scope of work (in the Offer or as agreed upon by the parties in writing) or modifications to the payment or performance schedule, will be agreed upon in writing before either party will be obligated to proceed with such changes. Performance of any change will not waive any claims for equitable adjustment in price and/or schedule.

4. SHIPMENT AND DELIVERY:

A. TRANSPORTATION: Unless otherwise specified, all prices are based on delivery, installation, and testing at the ESA facility in Abu Dhabi, UAE. Title (other than for licensed materials) and risk of loss will pass from GSE to Customer upon delivery.

B. RISK OF LOSS: Insurance coverage of GSE Goods at Customer's site prior to final acceptance, or of Customer's equipment at GSE’s site, will be provided by the party having custody and control of the Goods regardless of the delivery term.

C. DELIVERY SCHEDULE: Schedule dates will be agreed on by the parties and are contingent upon prompt receipt by GSE of all necessary approvals, information, and software licensing agreements on such dates or with such lead times as may be specified by GSE. GSE will use reasonable efforts to achieve the schedule dates.

D. PACKING AND CRATING: Goods will be packed in accordance with GSE’s standard commercial practice.

E. SHIPPING: GSE must have complete shipping instructions and documentation requirements from Customer at least thirty (30) days prior to shipment. GSE will use the freight forwarder of its choice unless Customer names an acceptable freight forwarder.

F. SHIPMENT DELAYS: If shipment of Goods is delayed at the request of, or due to acts or omissions of Customer, GSE may store such Goods in any commercially reasonable manner at Customer's sole risk and expense. Any payments that would be due GSE, had such Goods been shipped as scheduled, will be considered due and owing, and GSE may invoice Customer on schedule.

5. ON-SITE SERVICES:

A. TRAVEL AND LIVING ("T&L"): Included in Offer Price

B. WORKING CONDITIONS: GSE reserves the right for its personnel to refuse to work under hazardous conditions. The parties will reach agreement on the hazardous situation prior to beginning such work. Necessary staging and rigging will be erected by, and at the expense of, Customer. GSE personnel will comply with reasonable plant safety regulations where applicable. Customer will provide any required protective clothing or equipment.

C. TECHNICAL SUPPORT. Unless otherwise mutually agreed, GSE is responsible for receiving, inspecting, storing, wiring, piping, installing, testing, commissioning and start-up of the Goods.

6. PRICE & PAYMENT TERMS.

The Total Contract Price for Software and Labor: $15,117,905 USD which includes:

a)	Five (5) Training Simulators, specified below
b)	Training Program Design
c)	Simulator Training Programs
d)	Classroom Instruction & Online Courses

The hardware portion, priced separately, may be exercised at the option of ESA: $1,458,000 USD which includes:

a)	The computer systems and DCS systems for the five (5) Training Simulators, specified below.

[***]

7. TAXES: GSE shall be responsible for the payment of all present and future taxes, duties, tariffs, fees and other charges imposed on GSE by the U.S. Government or any U.S. agency thereof with regard to GSE’s undertakings hereunder. Customer shall be responsible for the payment of all other present and future taxes, duties, tariffs, fees and other charges imposed on Customer or GSE by any governmental authority or agency thereof including, but not limited to, any taxes, duties, tariffs, fees or other charges imposed on GSE by Customer’s government or any agency thereof.

8. CUSTOMER INFORMATION: Customer will provide GSE with accurate and complete information regarding Customer's processes and requirements in order to permit GSE to successfully undertake and complete the work. Where Customer information is incomplete or incorrect, resulting in delay or extra work, GSE is entitled to adjustment by change order.

9. DOCUMENT APPROVAL: GSE may request that the Customer review documents developed by GSE for conformity with Customer requirements/ specifications. Unless Customer advises GSE otherwise in writing within thirty (30) days after submission, GSE may consider the documents approved and proceed with work. Changes thereafter, made at the direction of Customer, will entitle GSE to adjustment by change order.

10. PROVISIONAL ACCEPTANCE: Provisional acceptance occurs at completion of the on-site acceptance testing at the Customer facility. Final Acceptance occurs after the successful completion of the warranty period described in Section 11. After final acceptance, Customer's sole and exclusive rights and remedies for any nonconformity are under the warranty provision provided herein.

11. WARRANTY: GSE warrants that Goods will conform in all material respects to applicable GSE specifications. Services will be performed in a workmanlike manner and will conform to Customer-approved drawings and documents submitted by GSE. Unless otherwise specified, the warranty period is one (1) year from date of on-site acceptance for systems and GSE Software, and ninety (90) days from (i) receipt for spares and upgrades and (ii) completion of services. Warranty of third party products is offered on a pass through basis unless otherwise specified.

A. RETURN TO FACTORY: GSE will, at its option and expense, repair or replace any portion of the Goods that does not conform to the warranty for which GSE is given written notice during the warranty period. Any Goods will be returned to GSE, DDP GSE’s facility.

B. EXCLUSIONS: Repairs and replacements caused by inadequate preventive maintenance, normal wear and usage, fault of Customer or others, power sources supplied by others, attachments, features, or devices not specifically authorized in writing by GSE, unauthorized modifications or alteration of hardware, software or firmware, unsuitable environmental conditions or improper software loading, are expressly excluded from warranty coverage. Unauthorized modifications void the warranty for any affected portion of the system.

C. This warranty is the only warranty made by GSE and is the exclusive remedy of Customer for defects in Goods. It will not be affected by, and no obligations or liability will arise from, GSE’s rendering of technical or other advice or service in connection with the Goods. GSE MAKES NO OTHER WARRANTIES OR CONDITIONS, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE.

12. FORCE MAJEURE: Neither party shall be liable for delays, interruptions or failures in performing its obligations arising from any act, delay or failure to act in the issuance of permits or licenses, or arising out of or in connection with acts of God, acts of the government in either its sovereign or contractual capacity, war, accidents or disruptions such as fire, explosion or equipment breakdown, labor difficulties including strikes or slowdowns, or any other cause beyond its reasonable control and without its fault or negligence. The party experiencing the force majeure will notify the other party promptly.

13. CUSTOMER SUSPENSION & DELAY: Retaining all other rights or remedies, if GSE’s performance is delayed by Customer's suspension of work, in whole or in part, or by any act or omission of Customer, the time for performance will be extended by the period of time required by GSE to return to the state of performance that existed before the delay. If the delay or suspension continues for sixty (60) days or more, GSE has the right to cancel or renegotiate the Contract. Customer will pay an equitable adjustment based on a claim submitted by GSE for all reasonable costs, damages and expenses incurred by GSE incident to the delay or suspension.

14. TERMINATION: In the event of a material breach, if a cure has not been completed or at least satisfactorily commenced within thirty (30) days of receiving written notice detailing the breach or failure, the non-breaching party, by written notice to the breaching party, may terminate this Contract. Customer's wrongful termination or purported termination will be considered a material breach. GSE may, by written notice to the Customer, at any time, and without prejudice to any other rights or remedies provided by law or contained herein, suspend performance of this Contract if Customer has failed to make payments due after ten (10) days written notice. Prior to any resumption of work, GSE and Customer will agree upon a change order for any adjustments to the performance dates, payment schedule and price that result from the suspension.

15. LIMITATION OF LIABILITY: GSE’s and GSE’s licensors’ maximum liability to Customer and any third party, and Customer's exclusive remedy for any cause whatsoever, regardless of the form of action, in contract or in tort, including negligence, will be limited to the recovery of actual damages up to any amounts paid by Customer with respect to the Contract. Notwithstanding the above, Customer and GSE will be liable to each other for personal injuries caused by the liable party's fault, or the fault of its employees, contractors, and agents during work performed at Customer's premises. NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16. NOTICE: Whenever these Terms provide for the giving of notice, such notice will be sent in writing to the other party. Notices will be delivered personally, by facsimile transmission, or by prepaid registered or certified mail and will be deemed to be duly served if personally delivered or by facsimile transmission, at the time of delivery, or, if delivered by prepaid registered or certified mail, three (3) days after posting thereof.

17.  COMPLIANCE WITH LAWS: Customer will secure or pay for any registration, licenses, permits, or other requirements of any governmental bodies applicable to Customer's industry or location. Any cost or expenses incurred by GSE in meeting such requirements will be charged to Customer.

18. CHOICE OF LAW/JURISDICTION: This Contract will be governed by the laws of the Emirates of Abu Dhabi and the Federal Laws of United Arab Emirates.

19. LANGUAGE: The English language shall be controlling in all respects. No translation of this Contract shall be of any force or effect in contract interpretation or determination of intent.

20. EXPORT CONTROL: The Goods may require a validated license from the U.S. government before export or reexport. Customer will comply with all applicable export control laws and assures GSE that, without prior government authorization, it will not knowingly export or reexport, directly or indirectly, any Goods to any recipient, destination or country to which such export or reexport is restricted or prohibited, or for activities related to the design, production, or use of missiles or chemical or biological weapons. Customer will obtain licenses required for its own export or reexport of Goods.

The Customer will assist GSE in obtaining necessary information for any required export licenses, clearances or registrations. Customer will obtain any necessary import certificate in sufficient time for GSE to export on schedule. The granting of all required import or export licenses is a condition precedent to GSE’s delivery. GSE will have no liability to Customer if any licenses or approvals are denied.

21. ASSIGNMENT: Neither party will assign or otherwise transfer all or any portion its rights or obligations hereunder without the advance written consent of the other party.

22. GENERAL: No modification of any term or condition will be effective unless in writing and signed by the parties. Invalidity of any Term, in whole or in part, will not affect the validity of any other Term. Any failure to enforce any of these Terms will not constitute a waiver.

23. INDEPENDENT CONTRACTORS: The performance of all obligations under the Contract shall be by the parties as independent contractors and not as agents or partners of the other party.

24. APPOINTMENT OF REPRESENTATIVES: Each party shall designate a representative authorized to receive notices and to act on its behalf and, when necessary, shall designate at least one alternate person to whom all communications shall be directed.

25. CONFIDENTIALITY: Each party agrees to keep confidential any information which the other party identifies as Confidential Information. The receiving party shall not disclose any such Confidential Information to a third party without the disclosing party’s prior written consent. GSE will mark as confidential or proprietary any Confidential Information provided to Customer. All such Confidential Information shall be kept in confidence by Customer and shall not be disclosed to third parties without GSE’s prior written consent, unless Customer deems such third parties to require the Confidential Information for the effective performance of the Contract and such third parties agree to protect GSE’s Confidential Information consistent with this provision.

26. DEFINITIONS: (a) The term “GSE Software” means the Software developed by GSE and described in the applicable Scope of Work or applicable Software License Agreement. (b) The term “Confidential Information” is defined as all non-public data or information that the disclosing party desires to protect from unrestricted disclosure or competitive use. Confidential Information shall include, but is not limited to, technical data, designs, know-how, trade secrets, drawings, software source code, and business information (including sales, financial, customer, or contractual information) that is designated in writing as proprietary or confidential, or, if orally disclosed, is confirmed in writing within thirty (30) days of such oral disclosure.

27. OWNERSHIP: The GSE Software is protected by U.S. copyright laws and international treaty provisions. All GSE Software, including any derivatives or improvements thereof, is owned by GSE.

28. OPTIONS: The Desalination simulator will be constructed in UAE with local engineers under GSE management and training as part of the Technology Transfer Program, the cost savings will be deducted from the total contract price.

The Desalination simulator hardware portion and other potential hardware components that may be purchased in UAE that do not affect delivery schedules, will be passed on to ESA.

29. ENTIRE AGREEMENT: This Contract, including all attachments and documents hereto and incorporated herein by reference, constitutes the entire agreement between the parties and supersedes all prior proposals, agreements, understandings and negotiations, oral and written, and any printed terms on Orders or invoices issued previously or in the future, concerning the matters specified herein. No course of dealing or usage of trade or course of performance may be used to add to or amend the plain meaning of this Contract.

Agreed to by:

Emirates Simulation Academy:   Emirates Simulation Academy:

BY: _/s/ Salah Elshamsi ____   BY: __/s/ Tayeb Kamali ______

NAME: Salah Elshamsi_____   NAME: _Tayeb Kamali_______

TITLE: _Chairman_________   TITLE: _Vice Chairman______

DATE: _Jan. 3, 2006________   DATE: _ Jan. 3, 2006_______

Emirates Simulation Academy:   GSE Power Systems, Inc.:

BY: __/s/ Hal Paris_________   By:____/s/ John V. Moran____

NAME: _Hal Paris_________   NAME:__John V. Moran_____

TITLE: __ESA Directors_____   TITLE:__CEO_____________

DATE: __Dec. 1, 2005_______   DATE:__Dec. 1, 2005 _______